Press Release For immediate release
Invesco Ltd. Announces September 30, 2019
Assets Under Management

Invesco Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, October 9, 2019 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,184.4 billion, an increase of 0.8%. The increase was driven by favorable market returns, non-management fee earning AUM inflows, reinvested distributions of $2.2 billion, and foreign exchange of $0.3 billion, partially offset by net long-term outflows and lower money market AUM. Preliminary average total AUM for the quarter through September 30 were $1,188.2 billion, and preliminary average active AUM for the quarter through September 30 were $915.6 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2019(a)	$1,184.4	$556.8	$281.1	$63.8	$97.7	$185.0
August 31, 2019	$1,175.1	$552.3	$276.7	$63.5	$96.7	$185.9
July 31, 2019	$1,198.7	$572.9	$274.3	$64.7	$99.2	$187.6
June 30, 2019	$1,197.8	$574.6	$273.6	$64.1	$95.7	$189.8
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2019(a)	$907.0	$360.2	$220.4	$63.0	$97.7	$165.7
August 31, 2019	$905.3	$359.9	$218.9	$62.7	$96.7	$167.1
July 31, 2019	$924.3	$374.7	$217.1	$63.9	$99.2	$169.4
June 30, 2019	$927.6	$380.0	$216.8	$63.3	$95.7	$171.8
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2019(a)	$277.4	$196.6	$60.7	$0.8	$—	$19.3
August 31, 2019	$269.8	$192.4	$57.8	$0.8	$—	$18.8
July 31, 2019	$274.4	$198.2	$57.2	$0.8	$—	$18.2
June 30, 2019	$270.2	$194.6	$56.8	$0.8	$—	$18.0

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

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